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                                                                  Exhibit 99.(d)

SUPPLEMENTARY BENEFIT

SAFETY BENEFIT

1. DEFINITIONS
1.1 MOTOR VEHICLE -- is a vehicle licensed for use on public highways.
1.2 MOTOR VEHICLE ACCIDENT -- means the Motor Vehicle in which the Insured is traveling strikes or is struck by another automobile or other object. An accident excludes shooting, carbon monoxide poisoning, or other non-impact occurrence.

2. BENEFIT
We will increase the death benefit paid to an Insured's beneficiary by $10,000 if we receive proof that:
     1. the Insured was involved in a Motor Vehicle Accident, while a passenger in or the licensed operator of the Motor Vehicle, and

     2. the Motor Vehicle was being operated on a public road, private driveway or parking lot, and

     3. the Insured died within 120 days of the date of the accident as a direct result of injuries sustained in that accident, and

     4. at the time of the accident,
         - the Insured was wearing a seat belt, including the shoulder restraint, if provided, or
         - if the Insured was under the age of three (3) years, properly restrained in an approved child restraint device.

3. EXCLUSIONS
This benefit does not cover accidental loss if the Insured was operating the Motor Vehicle while legally intoxicated as defined by the laws of the state in which the accident occurred, or under the influences of any excitant, hallucinogen, narcotic, other drug or similar substance, unless administered under the advice of a physician.

This benefit is effective on the Effective Date, unless a different date is shown below.

Date of issue if other than Effective Date:

                                               Symetra Life Insurance Company
                                               ---------------------------------
                                               George Pagos
                                               Secretary

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ACCELERATED DEATH BENEFIT RIDER FOR TERMINAL ILLNESS

THE RECEIPT OF AN ACCELERATED DEATH BENEFIT MAY BE TAXABLE. YOU SHOULD CONSULT YOUR PERSONAL TAX OR LEGAL ADVISOR BEFORE APPLYING FOR THIS BENEFIT. YOU MAY LOSE YOUR RIGHT TO RECEIVE CERTAIN PUBLIC FUNDS SUCH AS MEDICARE, MEDICAID, SOCIAL SECURITY, SUPPLEMENTAL SECURITY, SUPPLEMENTAL SECURITY INCOME (SSI), AND POSSIBLY OTHERS.

ALSO, THE RECEIPT OF AN ACCELERATED DEATH BENEFIT MAY BE TAXABLE. YOU SHOULD CONSULT YOUR PERSONAL TAX OR LEGAL ADVISOR BEFORE APPLYING FOR THIS BENEFIT. THIS ACCELERATED DEATH BENEFIT FOR A TERMINAL ILLNESS IS INTENDED TO QUALIFY UNDER SECTION 101(g) (26 U.S.C. 101(g)) OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED BY PUBLIC LAW 104-191.

THE DEATH BENEFIT, ACCUMULATION FUND AND LOAN VALUE WILL BE REDUCED IF AN ACCELERATED BENEFIT IS PAID.

ACCELERATED DEATH BENEFIT
This rider is made part of the Policy to which it is attached. We will pay an Accelerated Benefit as provided by this rider if the Insured is Terminally Ill. The remaining Death Benefit, if any, is payable upon the Insured's death. Only one Accelerated Death Benefit payment is payable under this rider.

DEFINITIONS
In addition to the definitions contained in the Policy, the following definitions apply to this rider.

TERMINALLY ILL means the Insured has a medical condition determined by a Physician, which is expected to result in the Insured's death within 12 months.

PHYSICIAN is a Doctor of Medicine (M.D.) or a Doctor of Osteopathy (D.O.) who is legally licensed to practice medicine. Physician does not include the Owner, the Insured, or a member of either the Owner's or Insured's family.

ELECTION AND PAYMENT OF THE ACCELERATED DEATH BENEFIT
We will pay the accelerated benefit in a lump sum payment subject to the following:
     - the Policy must be in force;
     - we must receive evidence satisfactory to us that the Insured is Terminally Ill. The evidence must include a physician's certification that the Insured is Terminally Ill. We may, at our expense, require certification by a physician of our choice;
     - you must elect to take an Accelerated Death Benefit in writing;
     - any irrevocable beneficiary or assignee must approve payment of the Accelerated Benefit in writing.

EXCEPTIONS
This benefit will not be paid if:
     - you are required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or
     - you are required by a government agency to use this benefit to apply for, obtain or keep a government benefit or entitlement; or
     - terminal illness results from self-inflicted injuries.

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AMOUNT OF ACCELERATED DEATH BENEFIT
You can choose to accelerate up to 100% of the available Death Benefit. You must accelerate an amount that will result in a reduction of at least $10,000 of the face amount of insurance.

The  amount you receive will be less than the amount you elect because we:
     - discount the amount you elect as it is an early Death Benefit payment;
     and
     - reduce any loan and loan interest as described in the Effect on Policy Values provision. In discounting the amount you elect, we assume that the Death Benefit would have been paid 12 months after the date the Accelerated Death Benefit is paid. The interest rate used in the discount calculation will be the greater of:
     - the current yield on 90 day treasury bills; or
     - the current maximum statutory adjustable policy loan rate based on the Published Monthly Average for the calendar month that ends two months before the date of application for an accelerated payment. Published Monthly Average means the Monthly Average Corporate yield shown in Moody's Corporate Bond Yield Averages published by Moody's Investors Service, Inc., or any successor service.

No surrender charge will apply when you receive an Accelerated Death Benefit.

EFFECT ON POLICY VALUES
If you choose to accelerate 100% of the available Death Benefit your policy will terminate.

For an accelerated amount of less than 100% of the available Death Benefit, upon payment of an Accelerated Death Benefit we will calculate a percentage which equals:
- the amount you elect (prior to any reductions); divided by
- the current Death Benefit.

We will use that percentage to reduce:
- the Death Benefit;
- the Accumulation Fund;
- any loan and loan interest; and
- the amount payable under the Return of Premium provision.
We will send you an endorsement reflecting these changes. Any future Monthly Deduction or Surrender Charge will be based on the reduced amount of insurance. This rider is effective on the Effective Date of the Policy to which it is attached unless a different date is shown below.

Date of issue if other than Effective Date:
                                               Symetra Life Insurance Company
                                               George Pagos
                                               Secretary

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ACCELERATED BENEFIT RIDER

Subject to all the provisions of this rider and of the Policy, we will make available the Accelerated Benefit described below if the Insured is Terminally Ill.

DEFINITIONS

"We", "Our", and "Us" mean Symetra Life Insurance Company.

"You" and "Your" mean the Owner of the Policy.

"Policy" means the policy to which this rider is attached.

"Insured" means any person insured under the Policy.

"Policy Benefit" means the amount we would pay under the Policy upon the death of the Insured. The "Policy Benefit" does not include any amount payable under an Accidental Death Benefit (ADB). Any amount payable under an ADB will not be affected by this rider.

"Accelerated Benefit" means the portion of the Policy Benefit that you choose to have paid under this rider. The Accelerated Benefit must be at least $25,000 or 50% of the Policy Benefit, whichever is smaller. The Accelerated Benefit may not be more than $250,000 or 50% of the Policy Benefit, whichever is smaller. Also, if there is more than one policy, under all the policies the Accelerated Benefit may not be more than $250,000 regarding any one Insured.

A "Physician" is a Doctor of Medicine (M.D.) or a Doctor of Osteopathy (D.O.) who is legally licensed to practice medicine. Physician does not include the Owner or the Insured or a member of the Owner's family or the Insured's family.

"Terminally Ill" means the Insured has twelve months or less to live because of a terminal illness and that you have given us evidence satisfactory to us that the Insured has twelve months or less to live because of such illness. The evidence you give must include a certification by a licensed physician that the Insured is Terminally Ill. We may, at our expense, require certification by a physician of our choice.

TAX CONSEQUENCES

BENEFITS PAID UNDER THE RIDER MAY BE TAXABLE, SO YOU OR YOUR BENEFICIARY MAY INCUR A TAX. YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR ABOUT USING THIS BENEFIT.

INTEREST ON ACCELERATED BENEFIT

We will charge interest on the Accelerated Benefit. Interest will accrue daily. The interest rate will be set at the time the Accelerated Benefit is paid. The rate will not be higher than the "Published Monthly Average" for corporate bonds. "Published Monthly Average" means Moody's Corporate Bond Yield Average --Monthly Average Corporates, as of two months prior to the date the Accelerated Benefit is paid. If this Average is no longer published, we will use a similar average approved by the insurance department of the state in which the Owner lives.

The Policy Benefit will be reduced by the amount of the Accelerated Benefit plus accrued interest. If you chose not to pay premiums after electing to take an Accelerated Benefit, the Policy Benefit will also be reduced by the amount of any due but unpaid premium. The policy will terminate and no Policy Benefit will be paid if the amount of the Accelerated Benefit, accrued interest, and due but unpaid premiums grows to equal the Policy Benefit.

                                        1
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LIEN AGAINST POLICY BENEFIT

The Accelerated Benefit plus any accrued interest will be secured by a lien in our favor against the Policy Benefit. This lien has priority over any other person's interest in the Policy Benefit, including the beneficiary's interest. Any due but unpaid premium will also be secured by our lien.

EFFECT ON POLICY VALUES

If the Insured is covered under the basic policy in addition to or instead of under any term insurance rider attached to the policy, the following applies:

  1. The Accelerated Benefit will first be applied to repay any outstanding policy loan and accrued policy loan interest.

  2. Any cash surrender or policy loan taken after we pay the Accelerated Benefit will be limited to the excess of the net cash value over the Accelerated Benefit plus accrued interest, plus any due but unpaid premium.

ELECTION AND PAYMENT OF ACCELERATED BENEFIT

You may elect to take the Accelerated Benefit only once. We will pay the Accelerated Benefit subject to the following:

  1. The Policy must be in force as other than extended term insurance.

  2. The Policy must not be subject to any existing assignment, except to us as security for a loan.

  3. You must elect to take the Accelerated Benefit in writing.

  4. Any irrevocable beneficiary must approve of payment of the Accelerated Benefit in writing.

  5. You must elect this benefit voluntarily. Therefore, you may not elect this benefit if:

      a. You are required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or

      b. You are required by a government agency to use this benefit to apply for, obtain or keep a government benefit or entitlement.

  6. No benefit will be provided by this rider if terminal illness results from self-inflicted injuries.

  7. No benefit will be provided by this rider if the policy to which it is attached will expire within two years.

CANCELLATION

We will cancel this rider before you take an Accelerated Benefit if you ask us in writing.

Issued on the Policy Issue Date unless a different date is shown here:


                                               Symetra Life Insurance Company
-----------------------

                                               /s/ George Pagos
                                               George Pagos
                                               Secretary

                                        2
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ACCELERATED DEATH BENEFIT RIDER FOR NURSING HOME CARE

THE RECEIPT OF AN ACCELERATED DEATH BENEFIT MAY BE TAXABLE. YOU SHOULD CONSULT YOUR PERSONAL TAX OR LEGAL ADVISOR BEFORE APPLYING FOR THIS BENEFIT.

YOU MAY LOSE YOUR RIGHT TO RECEIVE CERTAIN PUBLIC FUNDS SUCH AS MEDICARE, MEDICAID, SOCIAL SECURITY, SUPPLEMENTAL SECURITY, SUPPLEMENTAL SECURITY INCOME
(SSI), AND POSSIBLY OTHERS. YOU SHOULD CONSULT YOUR PERSONAL TAX OR LEGAL ADVISOR BEFORE APPLYING FOR THIS BENEFIT.

THIS ACCELERATED DEATH BENEFIT IS INTENDED TO QUALIFY UNDER SECTION 101(g) (26 U.S.C. 101(g)) OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED BY PUBLIC LAW 104-191.

THE DEATH BENEFIT, ACCUMULATION FUND AND LOAN VALUE WILL BE REDUCED IF AN ACCELERATED BENEFIT IS PAID.

ACCELERATED DEATH BENEFIT

This rider is made part of the Policy to which it is attached. We will pay an Accelerated Benefit as provided by this rider if the Insured has been confined to a Hospital or Skilled Nursing Facility for at least 180 consecutive days and is expected to be confined until death. The remaining death benefit, if any, is payable upon the Insured's death. Only one Accelerated Death Benefit is payable under this rider.

DEFINITIONS

In addition to the definitions contained in the Policy, the following definitions apply to this rider.

HOSPITAL may be defined in one of two ways. It may mean a lawfully operated institution that is licensed as a Hospital by the Joint Commission of Accreditation of Hospitals, or it may mean a lawfully operated institution that gives inpatient treatment under the direction of a staff of physicians and has 24 hour per day care.

SKILLED NURSING FACILITY is defined as a licensed health facility or a distinct part of a Hospital which provides continuous skilled nursing care on an extended basis. It provides 24 hour per day inpatient care and, as a minimum, includes physician, skilled nursing, dietary, pharmaceutical services and an activity program.

PHYSICIAN is a Doctor of Medicine (M.D.) or a Doctor of Osteopathy (D.O.) who is legally licensed to practice medicine. Physician does not include the Owner, the Insured, or a member of either the Owner's or Insured's family.

ELECTION AND PAYMENT OF THE ACCELERATED DEATH BENEFIT

We will pay the accelerated benefit subject to the following:
     -   the Policy must be in force;
     - we must receive evidence satisfactory to us that the Insured has been confined to a Hospital or Skilled Nursing Facility for at least 180 consecutive days and is expected to be confined until death;
     -   confinement is the result of an illness or injury;
     -   confinement is recommended by the Insured's attending Physician;
     -   you must elect to take an Accelerated Benefit in writing;
     - any irrevocable beneficiary or assignee must approve payment of the Accelerated Death Benefit in writing.

                                        1
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EXCEPTIONS

This benefit will not be paid if:
     - you are required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or
     - you are required by a government agency to use this benefit to apply for, obtain or keep a government benefit or entitlement; or
     -   confinement results from self-inflicted injuries.

AMOUNT OF ACCELERATED DEATH BENEFIT

You can choose to accelerate up to 100% of the available Death Benefit. You must accelerate an amount that will result in a reduction of at least $10,000 of the face amount of insurance.

The amount you receive will be less than the amount you elect because we:
     -   discount the amount you elect as it is an early Death Benefit payment;
         and
     - reduce any loan and loan interest as described in the Effect on Policy Values provision.

In discounting the amount you elect, we assume that the Death Benefit would have been paid based on the life expectancy of the Insured at the time of the election. The discount calculation uses mortality rates from the Commissioners 1980 Age Last Birthday Standard Ordinary Mortality Tables and the Discount Interest Rate described below.

The Discount Interest Rate will be the greater of:
     -   the current yield on 90 day treasury bills; or
     - the current maximum statutory adjustable policy loan rate based on the Published Monthly Average for the calendar month that ends two months before the date of application for an accelerated payment.
         Published Monthly Average means the Monthly Average Corporate yield shown in Moody's Corporate Bond Yield Averages published by Moody's Investors Service, Inc., or any successor service.

You may choose to receive the Accelerated Death Benefit in monthly payments over a period or in a lump sum.

     HYPOTHETICAL MONTHLY PAYMENTS ASSUMING A DISCOUNT INTEREST RATE OF 3.5%

For each $1,000 of discounted Accelerated Death Benefit, the hypothetical monthly payment would be the amount shown in the table below. This table uses a Discount Interest Rate of 3.5%.

            PAYMENT PERIOD   MONTHLY PAYMENT PER $1,000 OF
               IN YEARS         DISCOUNTED DEATH BENEFIT
                  10                    $  9.83
                   9                    $ 10.75
                   8                    $ 11.90
                   7                    $ 13.38
                   6                    $ 15.35
                   5                    $ 18.12
                   4                    $ 22.27
                   3                    $ 29.19
                   2                    $ 43.05
                   1                    $ 84.65

At the time of election, we will calculate the monthly payments using the applicable Discount Interest Rate and the payment period you select. If this rate is higher or lower than 3.5%, payments will be higher or lower than the amounts shown above. You may choose a longer payment period than 10 years with our consent.

                                        2
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If the Insured dies before all payments have been made we will pay the beneficiary the present value of the payments that remain. We will compute the present value using the same Discount Interest Rate used at the time of election. Payment will be made in a lump sum.

We reserve the right to set a maximum monthly benefit amount of $6,000.

No surrender charge will apply when you receive an Accelerated Death Benefit.

EFFECT ON POLICY VALUES

If you choose to accelerate 100% of the available Death Benefit your policy will terminate.

For accelerated amounts of less than 100%, upon payment of an Accelerated Death Benefit we will calculate a percentage which equals:
     -   the amount you elect (prior to any reductions); divided by
     -   the current Death Benefit.

We will use that percentage to reduce:
     -   the Death Benefit;
     -   the Accumulation Fund;
     -   any loan and loan interest; and
     -   the amount payable under any Return of Premium provision.

We will send you an endorsement reflecting these changes. Any future Monthly Deduction or Surrender Charge will be based on the reduced amount of insurance.

This rider is effective on the Effective Date of the Policy to which it is attached unless a different date is shown below.

Date of issue if other than Effective Date:

----------------------------


                                               Symetra Life Insurance Company

                                               /s/ George Pagos
                                               George Pagos
                                               Secretary

                                        3
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SUPPLEMENTARY BENEFIT

TRANSPORTATION BENEFIT

In the event of the Insured' s death more than 100 miles from his or her principal residence, we will increase the death benefit paid to an Insured' s beneficiary by $5,000. Proof of the Insured's principal residence may be required.


This benefit is effective on the Effective Date, unless a different date is shown below.

Date of issue if other than Effective Date:

                                               Symetra Life Insurance Company
                                               --------------------------------
                                               George Pagos
                                               Secretary